Exhibit 99.1
CONTACTS:

Solexa, Inc.
John West, CEO
John.West@solexa.com
Linda Rubinstein, Vice President and CFO
lrubinstein@solexa.com
510/670-9300

European Media Contact:	U.S. Investor Contacts:
Northbank Communications	Lippert/Heilshorn & Associates
Sue Charles, CEO	Jody Cain (jcain@lhai.com)
+44 (0) 20 7886 8152	Mariann Ohanesian (mohanesian@lhai.com)
s.charles@northbankcommunications.com	310/691-7100
SOLEXA REPORTS FIRST QUARTER FINANCIAL RESULTS
Conference Call Begins Today at 5:00 p.m. Eastern Time
HAYWARD, Calif. and Cambridge, U.K. (May 15, 2006) – Solexa, Inc. (Nasdaq: SLXA) today announced financial results for the quarter ended March 31, 2006.
“We are actively working to execute the commercial launch of the Solexa Genome Analysis system and to realize the longer term opportunity we see for our technology,” said John West, chief executive officer of Solexa. “In the coming months, we plan to grow our sales, marketing and manufacturing teams, including recruiting a senior executive to assemble a field organization to support the anticipated broad commercial release of our system after the initial early access phase. In manufacturing, we are implementing the steps necessary to build our capacity to produce instruments, flow cells and reagents, and we intend to recruit a senior executive to run these operations.
“In our quest to broaden exposure for the Solexa Genome Analysis System and its potential to dramatically reduce the cost of genome sequencing, we are continuing our practice of making presentations at scientific conferences and industry trade shows. In March we delivered a plenary talk on human sequence variation and new sequencing technologies at The Human Genome Organisation (HUGO) conference in Taiwan, in April we participated in the 2006 Life Sciences Conference + Expo sponsored by Bio-IT World and just this week we presented at Cold Spring Harbor Laboratory’s annual meeting, The Biology of Genomes. At the end of this month we expect to be at the HUGO 11th Annual Meeting in Helsinki.
“We continue on track toward our major milestone of sequencing a human genome by year end. Our ability to achieve this goal will be an important validation of our system and will serve as a key demonstration project for prospective customers,” said Mr. West. “As previously announced, we plan to release interim results from the project throughout the year.”
Financial Results
Solexa, Inc. is the result of a business combination between Solexa Limited and Lynx Therapeutics, Inc. Reported results of operations for the three months ended March 31, 2005 reflect those of Solexa Limited, to which the results of operations of Lynx Therapeutics, Inc. have been added following March 4, 2005, the date of the consummation of the business combination.
Revenue for the first quarter of 2006 was $768,000, compared with $605,000 for the first quarter of 2005. Revenue was derived primarily from service fees generated from the MPSS™ genomics services business that we acquired as a result of the business combination. Revenue in the first quarter of 2006 is from the MPSS genomics services business and does not yet reflect any contribution from the Solexa Genome Analysis System, Solexa’s reversible-terminator chemistry and Clonal Single Molecule Array™ DNA sequencing platform.
Total operating costs and expenses were $11.1 million in the first quarter of 2006, up from $5.9 million in the first quarter of 2005. The increase primarily reflects the addition of the results of Solexa’s U.S. operations from the date of the business combination; the expensing of stock-based compensation in accordance with adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R), Share-Based Payment; and increased material costs for research and development, particularly spending on components for the production of instrument prototypes based on the new technology; partially offset by the absence of expenses related to execution of the business combination. Cost of service fees, which represents costs associated with providing Solexa’s genomics services, was $912,000 in the first quarter of 2006. In this quarter, the Company charged certain operating costs against a forward loss contingency for unprofitable contracts in its genomics services business; the reserve balance was $364,000 at March 31, 2006. Research and development expense in the first quarter of 2006 was $6.3 million, and selling, general and administrative expense was $3.8 million.
Solexa reported an income tax benefit related to research and development tax credits recorded in the first quarter of 2006 of $411,000. The Company did not report an income tax benefit in the comparable quarter of 2005.
Solexa reported a net loss attributable to common shareholders for the first quarter of 2006 of $9.3 million, or $0.27 per share. Effective January 1, 2006, the company began expensing stock options as required by SFAS 123R. Adoption of SFAS 123R increased the net loss for the first quarter of 2006 by approximately $846,000. The Company reported a net loss attributable to common shareholders for the first quarter of 2005 of $5.8 million, or $0.96 per share.
As of March 31, 2006, Solexa reported cash and cash equivalents of $68.8 million. In January 2006, Solexa completed a private placement of common stock and warrants for gross proceeds of $40 million, which represents the second and final closing of a $65 million private equity financing announced in November 2005.
Conference Call
Solexa has scheduled an investor conference call to discuss financial results for the first quarter of 2006 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today. Individuals interested in participating in the call may do so by dialing (877) 815-7177 for domestic callers, or (706) 679-0753 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 9238301. The live conference call also will be available via the Internet by visiting the Investors section of the company’s Web site at www.solexa.com, and a recording of the call will be available on the company’s Web site following completion of the call.

About Solexa
Solexa, Inc. is developing and preparing to commercialize the Solexa Genome Analysis System, which will be used to perform a range of analyses including human genome resequencing, gene expression analysis and small-RNA analysis. Solexa expects its first-generation instrument, the 1G Genome Analyzer, to generate more than one billion bases of DNA sequence per run and to enable human genome resequencing below $100,000 per sample, making it the first platform to reach this important milestone. Solexa’s longer-term goal is to reduce the cost of human resequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics. For further information, please visit www.solexa.com.
This press release contains “forward-looking” statements, including statements related to the current views of Solexa management as to future products, product development, commercialization of the Company’s novel genetic analysis technology, intellectual property matters, and the expansion and success of Solexa’s commercial application of its genomics technologies. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There can be no assurance that such expectations of any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. There are a number of important factors that could cause the results of Solexa to differ materially from those indicated by these forward-looking statements including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005. Solexa does not undertake any obligation to update forward-looking statements.
[Tables to Follow]

Solexa, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Service revenue	$768	$605
Operating costs and expenses:
Cost of service revenue	912	540
Research and development	6,332	2,993
Sales, general and administrative	3,817	2,333

Total operating costs and expenses	11,061	5,866

Loss from operations	(10,293)	(5,261)
Interest income	655	136
Interest expense	(156)	(132)
Other (expense), net	50	(3)

Loss from operations	(9,744)	(5,260)
Income tax benefit related to research and development tax credit	(411)	—

Net loss	$(9,333)	$(5,260)
Dividends to ‘A’ ordinary and ‘B’ preferred shares	—	522

Net loss attributable to common shareholders	$(9,333)	$(5,782)

Basic and diluted net loss per common share	$(0.27)	$(0.96)

Weighted average shares used to compute basic and diluted net loss per	35,113	6,007

Solexa, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$68,768	$38,403
Accounts receivable	160	539
Inventory	867	754
Other current assets	3,492	2,422

Total current assets	73,287	42,118
Property and equipment, net	3,981	4,378
Intangible assets, net	3,401	3,510
Goodwill	22,529	22,529
Other non-current assets	484	482

Total assets	$103,682	$73,017

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,175	$2,235
Accrued compensation	2,636	2,067
Accrued professional fees	574	705
Equipment financing, current portion	28	31
Forward loss contingency	364	1,028
Deferred revenue — current portion	1,063	1,518
Deferred rent and lease obligations	866	801
Other accrued liabilities	624	529

Total current liabilities	8,330	8,914
Deferred revenues, net of current portion	2,395	1,905
Equipment financing, net of current portion	37	44
Deferred rent and lease obligations, net of current portion	2,144	2,381

Stockholders’ equity:
Preferred stock: $0.01 par value; 2,000 shares authorized; no shares issued and outstanding at March 31, 2006 and December 31, 2005 Common stock: $0.01 par value; 60,000 shares authorized; 36,479 shares and 30,027 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	365	300
Additional paid-in capital	149,679	109,575
Deferred compensation	(275)	(326)
Accumulated other comprehensive income	2,180	2,064
Accumulated deficit	(61,173)	(51,840)

Total stockholders’ equity	90,776	59,773

Total liabilities and stockholders’ equity	$103,682	$73,017

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